For immediate release	Contacts:
Mark Hendrix (Media relations)
(202) 835-5162
Steve Tamburo (Investor relations)
(202) 835-4478

RIGGS ANNOUNCES EXPENSE REDUCTION MEASURES

WASHINGTON, D.C., February 18, 2004 — Riggs National Corporation (NASDAQ: RIGS) today announced that it has eliminated 87 positions, 45 of which were filled, in order to operate more efficiently and improve its financial performance. In addition, Riggs plans to close its Berlin Embassy Banking office and eliminate the 10 positions there by mid-year. These actions are expected to generate approximately $5.0 million in pre-tax savings during 2004.

The reduction in work force was implemented across the Riggs organization, with the majority of reductions at the management level. Employees whose positions were eliminated will receive severance, benefit continuance and outplacement assistance, as well as priority opportunity for internal rehire. Severance-related charges will be approximately $650 thousand.

“Riggs is committed to controlling expenses and better aligning operating costs with revenues. These actions, while difficult, are necessary as we work to position Riggs for growth,” said Robert L. Allbritton, Chairman and Chief Executive Officer of Riggs National Corporation.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated cost savings and losses, efficiency gains, performance and customer service enhancements, and other effects of the initiatives described above. A variety of factors could cause the Company’s results and experiences to differ materially from those expressed or implied by the forward-looking statements, including the Company’s success in executing these strategies, and its business generally.

Riggs National Corporation, the largest bank holding company headquartered in the nation’s capital, has 47 branches in the Washington, D.C. metropolitan area, as well as locations in Miami, London, Channel Islands and Berlin. As the leading banking institution in the nation’s capital, Riggs commands the largest market share serving one of the most affluent areas of the country, with specialized banking and financial management products and services for individuals, nonprofit organizations, and businesses. Riggs is also the dominant financial institution serving embassies, both in the United States and abroad. More information on the Company can be found at the Company’s website www.riggsbank.com.

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